Exhibit (n)(2)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the inclusion in this Registration Statement on Form N-2 of our report dated October 10, 2022, relating to the financial statement of Flat Rock Enhanced Income Fund, as of September 20, 2022, and to the references to omur fir under the heading “Independent Registered Public Accounting Firm” in the Prospectus and the Statement of Additional Information.

Cohen & Company, Ltd.

Cleveland, Ohio

October 14, 2022